Exhibit 10.1

SUBSCRIPTION AGREEMENT (this “Agreement”) made on the 16th day of September, 2013

AMONG:

(1)	SOGOU INC., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

(2)	SOHU.COM (SEARCH) LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Sohu Search”);

(3)	THL A21 LIMITED, a BVI Business Company incorporated in the British Virgin Islands (“Investor”); and

(4)	PHOTON GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands (“Photon”).

(together, the “Parties” and each, a “Party”).

RECITALS:

(A)	The Company is an exempted company with limited liability organized and existing under the laws of the Cayman Islands. Further particulars of the Company and its Subsidiaries are set out in Schedule 2.

(B)	On the date hereof and immediately prior to Completion (as defined below), the Sohu Search Consortium (as defined below) and various current or former employees of the Company and its Affiliates hold 100% of the issued share capital of the Company comprising of ordinary shares and Series A Preferred Shares (as defined below).

(C)	Upon the terms and subject to the conditions set forth herein, the Company shall allot and issue to the Investor, and the Investor shall subscribe for certain Class B Ordinary Shares and Series B Preferred Shares. At Completion, the existing ordinary shares shall be re-designated as Class A Ordinary Shares, as defined below.

(D)	The Investor wishes to invest in the Company by subscribing for the Subscribed Shares (as defined below) to be issued by the Company, and the Investor wish to induce the Company to accept the consideration for and issue the Subscribed Shares, pursuant to the terms and subject to the conditions of this Agreement.

(E)	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means a Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the Subject Person.

“Basic Documents” means this Agreement, the Shareholders’ Agreement, the Voting Agreement, the Restated Charter and such of the Material Contracts (as defined in Schedule 1) as are designated as such.

“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, the United States of America, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning no.8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“BVICo” means Sogou (BVI) Limited, a BVI Business Company organized and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and a wholly owned subsidiary of the Company.

“China” or the “PRC” means the People’s Republic of China, and for purposes of this Agreement, excluding Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“China Web” means China Web Search (HK) Limited, a company limited by shares organized and existing under the laws of Hong Kong with its registered office at Suite 801, Winsome House, 73 Wyndham Street, Central, Hong Kong.

“Class A Ordinary Shares” means the class A ordinary shares of par value $0.001 each, which will be created by re-designating all the ordinary shares, par value $0.001 each, of the Company issued and outstanding prior to Completion.

“Class B Ordinary Shares” means the class B ordinary shares of par value $0.001 each, which will be a new class of shares created prior to, and issued by the Company upon, Completion.

“Completion” means the completion of the subscription for and issuance of the Subscribed Shares in accordance with the provisions of this Agreement.

“Completion Date” means the date hereof.

“Contributed IP” means the intellectual property assets owned by Tencent ParentCo as set forth on Schedule 4 and to be transferred to BVICo at Completion pursuant to Section 2.1(b)(ii).

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Disclosure Schedule” means, in respect of the Company Warranties, the disclosure schedule delivered by Sohu Search and the Company to the Investor on the date hereof.

“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s equity capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such equity capital, membership interests, partnership interests, registered capital, joint venture or other ownership interest (whether or not such derivative securities are issued by such Person). Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

“Existing Shareholders” means all shareholders of the Company immediately prior to Completion.

“Fundamental Company Warranties” means the warranties made by the Company, Sohu Search and Photon (as applicable) in paragraphs 1 to 6 in Part A of Schedule 1 and paragraphs 1 to 9 in Part B of Schedule 1.

“Fundamental Investor Warranties” means the warranties made by the Investor in paragraphs 1 to 6 in Part A of Schedule 1.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange.

“Group” means collectively the Company and its Subsidiaries (which includes Sogou OpCo), and “Group Member” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HKCo-1” means Sogou Hong Kong Limited, a company limited by shares organized and existing under the laws of Hong Kong with its registered office at 12th Floor, Ruttonjee House, 11 Duddell Street, Central, Hong Kong and a wholly-owned subsidiary of the Company.

“HKCo-2” means Vast Creation Advertising Media Services Limited, a company limited by shares organized and existing under the laws of Hong Kong with its registered office at Room 1705, 17th Floor, Yardley Commercial Building, 1-6 Connaught Road West, Hong Kong and a wholly-owned subsidiary of the Company.

“Non-Fundamental Company Warranties” means the Company Warranties other than the Fundamental Company Warranties.

“Non-Fundamental Investor Warranties” means the Investor Warranties other than the Fundamental Investor Warranties.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Renminbi” or “RMB” means Renminbi, the lawful currency of the PRC.

“Restated Charter” means the Fifth Amended and Restated Memorandum and the Second Amended and Restated Articles of Association of the Company, in the form of Exhibit A, to be adopted by the Company at or prior to Completion.

“Series A Preferred Holders” means all holders of Series A Preferred Shares immediately prior to the Completion.

“Series A Preferred Shares” means the Series A Preferred Shares, par value US$0.001, of the Company.

“Series B Preferred Shares” means the Series B Preferred Shares of par value US$0.001 each, which will be a new class of shares created prior to, and issued by the Company upon, Completion.

“Shareholders’ Agreement” means the shareholders’ agreement entered into by and among Sohu Search, Photon, Sogou Management, the Investor and the other parties named therein on the date hereof.

“Sogou Management” means the individuals identified in Schedule 3.

“Sogou OpCo” means (Beijing Sogou Information Service Co., Ltd.), a PRC company organized and existing under the laws of the PRC and an entity Controlled by the Company.

“Sohu Search Consortium” means Sohu Search, Photon, China Web and Sogou Management, collectively.

“Subscribed Shares” means the Subscribed B Ordinary Shares and the Subscribed B Preferred Shares.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital. For the avoidance of the doubt, a variable interest entity Controlled by another entity shall be deemed a Subsidiary of that other entity.

“Termination Agreement” means the termination agreement entered into by and among the Company, Sohu Search, Photon and China Web on the date hereof.

“Tencent ParentCo” means Tencent Holdings Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands with its registered address at 4th Floor, Royal Bank House, 24 Shedden Road, George Town, Grand Cayman KY1-1110, Cayman Islands.

“Transaction” means the transactions contemplated under this Agreement and all related transactions and matters provided for or contemplated in this Agreement and the other Basic Documents.

“Voting Agreement” means the voting agreement in the form of Exhibit B to be entered into by and among Sohu Search, Photon and Sogou Management at Completion.

“Warranties” means collectively the Company Warranties and the Investor Warranties set forth in Schedule 1.

“WFOE-1” means (Beijing Sogou Technology Development Co., Ltd.), a wholly-foreign owned enterprise organized and existing under the laws of the PRC with its registered address at Room 01, 9/F, Building No.9 Sohu.com Internet Plaza, No. 1 Zhongguancun Road East, Haidian District, Beijing, PRC and an indirectly wholly-owned subsidiary of the Company.

“WFOE-2” means (Beijing Sogou Network Technology Co., Ltd.), a wholly-foreign owned enterprise organized and existing under the laws of the PRC with its registered address at Room 1916, 19/F, Building No. 4, No. 1 Wang Zhuang Road, Haidian District, Beijing, PRC and an indirectly wholly-owned subsidiary of the Company.

“$” or “US$” means United States Dollars, the lawful currency of the United States of America.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section

“Agreement”	Preamble

“Basic Warranties”	Section 4.1

“Cash Consideration”	Section 2.1(b)(i)

“Company”	Preamble

“Company Indemnified Party”	Section 7.1(b)

“Company Indemnifying Party”	Section 7.1(a)

“Company Losses”	Section 7.1(b)

“Company Specific Warranties”	Section 4.2

“Company Warranties”	Section 4.2

“Company Warrantors”	Section 4.2

“Confidential Information”	Section 5.1

“HKIAC”	Section 10.2(b)

“Initial Bank Account”	Section 3.2(a)(x)

“Investor”	Preamble

“Investor Indemnified Party”	Section 7.1(a)

“Investor Losses”	Section 7.1(a)

“Investor Specific Warranties”	Section 4.3

“Investor Warranties”	Section 4.3

“Notices”	Section 8.1

“Party” or “Parties”	Preamble

“Photon”	Preamble

“Representatives”	Section 5.1

“Sohu Search”	Preamble

“Survival Period”	Section 4.8

“Subscribed B Ordinary Shares”	Section 2.1(a)

“Subscribed B Preferred Shares”	Section 2.1(a)

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. Unless specified otherwise, a reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)	Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for ordinary shares (whether or not by their terms then currently convertible) have been so converted, exercised or exchanged, and references to “non-diluted basis” mean the calculation is to be made taken into account only shares then in issue. All references to number of shares or the prices per share in this Agreement shall be appropriately adjusted to take into account any share splits, combinations, reorganizations, share dividends, mergers, recapitalizations similar events that affect the share capital of the Company the date hereof.

(h)	Time. If a period of time and dates from a given day or the day of a given act or event is specified, such period shall be calculated inclusive of that day.

SECTION 2

SUBSCRIPTION

2.1	Subscription.

(a)	On the date hereof and at Completion, upon the terms and subject to the conditions of this Agreement, the Investor shall subscribe for, and the Company shall allot and issue to the Investor (i) 79,368,421 Class B Ordinary Shares (the “Subscribed B Ordinary Shares”) and (ii) 65,431,579 Series B Preferred Shares (the “Subscribed B Preferred Shares”).

(b)	In consideration of the issuance of the Subscribed Shares by the Company, the Investor shall:

(i)	pay to the Company a cash consideration of $475,471,816 (the “Cash Consideration”); and

(ii)	procure Tencent ParentCo to transfer the Contributed IP to BVICo.

2.2	Simultaneous Completion. Completion of the subscription of the Subscribed Shares pursuant to Section 2.1(a) shall take place simultaneously.

2.3	No Conditions Precedent to Completion. There shall be no conditions to the obligations of each Party to proceed with the transactions set out in Section 2.1 on the date hereof.

SECTION 3

COMPLETION AND POST-COMPLETION ACTIONS

3.1	Time and Place of Completion. The Completion shall take place at the offices of the Company in Beijing on the date hereof, or at such other time and place as the Parties may agree.

3.2	Actions at Completion. At Completion:

(a)	the Company shall, and Sohu Search shall procure that the Company shall, by all necessary action of the Board and the Existing Shareholders:

(i)	adopt the Restated Charter;

(ii)	re-designate all of the existing and outstanding ordinary shares into 168,310,758 Class A Ordinary Shares;

(iii)	authorize and create the Class B Ordinary Shares, and issue and allot 79,368,421 Class B Ordinary Shares to the Investor;

(iv)	authorize and create the Series B Preferred Shares, and issue and allot 65,431,579 Series B Preferred Shares to the Investor;

(v)	appoint two nominees of the Investor as directors on the Board; for the avoidance of doubt, the total number of directors on the Board immediately after Completion shall be five;

(vi)	deliver to the Investor a copy of the register of members of the Company with the Investor duly registered thereon as the owner of 79,368,421 Class B Ordinary Shares and 65,431,579 Series B Preferred Shares and all other shareholders as holders of either Class A Ordinary Shares or Series A Preferred Shares;

(vii)	deliver to the Investor a copy of all Board resolutions and shareholders’ resolutions (both ordinary and special), including all attachments thereto, required to effect all the actions described in this Section 3.2(a);

(viii)	deliver to the Investor a copy of the register of directors of the Company reflecting the appointments set out in Section 3.2(a)(v) above;

(ix)	deliver to the Investor an opinion from Cayman Islands counsel to the Company, dated as of the Completion Date, in form and substance satisfactory to the Investor and covering the agreed matters; and

(x)	appoint a Person designated by the Investor (who shall be one of the two directors appointed in Section 3.2(a)(v) above) to be an authorized signatory of the Company’s bank account into which the Cash Consideration is paid (the “Initial Bank Account”) with such signing authority as determined by the Board and agreed with the Investor.

(b)	the Investor shall:

(i)	pay the Cash Consideration in immediately available cleared funds and in US$ to the Initial Bank Account, details of which have been provided to the Investor by the Company at least three (3) Business Days prior to Completion; and

(ii)	deliver to the Company a copy of all its board resolutions and shareholder resolutions (to the extent required by applicable laws or the constitutive documents of the Investor), including all attachments thereto, required to effect the Investor’s obligations under the Transaction and the Basic Documents;

(c)	the Company, Sohu Search, Photon, the members of Sogou Management and the Investor shall enter into the Shareholders’ Agreement;

(d)	Sohu Search, Photon and Sogou Management shall enter into the Voting Agreement; and

(e)	the Company and each member of the Sohu Search Consortium shall enter into the Termination Agreement.

3.3	Post Completion Covenants.

(a)	Immediately after Completion, the Board (which, for the avoidance of doubt, shall include the directors appointed under Section 3.2(a)(v) above) shall pass certain resolutions authorizing certain additional operational matters in the form agreed to by the Company and the Investor.

(b)	The Company agrees and covenants to the Investor that prior to the use of the Cash Consideration in full by the Company, the Company shall not remove the Investor appointed director as a signatory to the Initial Bank Account or change its bank account authorization or limit for the Initial Bank Account without the Investor’s written consent. The Company further agrees and covenants to the Investor that the approval and signature of Martin Chi Ping LAU shall be required for any payment or withdrawal that would reduce the balance in the Initial Bank Account below such amount as is equal to (i) US$147,107,302 (One Forty-Seven Million One Hundred Seven Thousand Three Hundred Two U.S. Dollars) minus (ii) the aggregate of all amounts previously paid or withdrawn with the approval and signature of Martin Chi Ping LAU.

(c)	To the extent not completed on the Completion Date, as soon as possible after Completion, the Investor shall procure Tencent ParentCo to finalize formalities and sign all such documents as may be reasonable to complete any post Completion registration requirements to transfer the ownership of the Contributed IP to BVICo.

(d)	The Investor shall procure that its Affiliates who are parties thereto comply with their obligations under the Basic Documents to which they are parties.

(e)	The Company, Sohu Search and Photon shall procure that their Affiliates who are parties thereto comply with their obligations under the Basic Documents to which they are parties.

(f)	As soon as possible after Completion, the Company shall deliver to the Investor share certificates, duly issued in the name of the Investor and reflecting the Investor’s ownership of the Subscribed Shares.

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1	Basic Warranties. Each Party hereby represents and warrants to the other Parties in the terms set forth in Part A of Schedule 1 (the “Basic Warranties”) with respect to itself.

4.2	Company Warranties. Sohu Search and the Company (the “Company Warrantors”) hereby jointly and severally represent and warrant to the Investor in the terms set forth in Part B of Schedule 1 (the “Company Specific Warranties”, together with the Basic Warranties made by Sohu Search and the Company, the “Company Warranties”).

4.3	Investor Warranties. The Investor represents and warrants to Sohu Search and the Company in the terms set forth in Part C of Schedule 1 (the “Investor Specific Warranties”, together with the Basic Warranties made by the Investor, the “Investor Warranties”).

4.4	Date of Warranty. Each Warranty is made on the date of this Agreement.

4.5	No Implied or Other Warranties.

(a)	The Parties agree and acknowledge that other than:

(i)	the Company Warranties made by the Company Warrantors pursuant to Section 4.1 above; and

(ii)	the Investor Warranties made by the Investor pursuant to Section 4.3 above,

none of the Company Warrantors or the Investor are making any representations or warranties with respect to the matters contemplated by this Agreement.

(b)	Without limiting the foregoing:

(i)	The Investor acknowledges and agrees that the Company Warranties made by the Company Warrantors pursuant to Section 4.1 above are the sole representations or warranties made with respect to the Company and/or its operations, financial condition, business, assets, capital structure, liabilities and any other matter impacting the Company, and the Investor acknowledges and agrees that it is relying solely on such representations and warranties in deciding to enter into this Agreement, and expressly waives any rights or remedies with respect to any statement, information, or data made or provided to, or obtained by the Investor other than such sole representations and warranties; and

(ii)	the Company Warrantors acknowledge and agree that the Investor Warranties made by the Investor pursuant to Section 4.3 above are the sole representations or warranties made with respect to the Investor and/or its operations, financial condition, business, assets, capital structure, liabilities and any other matter impacting the Investor and the Contributed IP, and the Company Warrantors acknowledge and agree that each of them is relying solely on such representations and warranties in deciding to enter into this Agreement, and expressly waives any rights or remedies with respect to any statement, information, or data made or provided to, or obtained by, the Company Warrantors other than such sole representations and warranties.

4.6	Specific Disclosure. Disclosure of any matter in a Disclosure Schedule corresponding to a particular Warranty shall, should the existence of such matter or its contents be relevant, as reasonably apparent on its face, to any other Warranty, be deemed to be disclosed for that other Warranty whether or not an explicit cross reference appears.

4.7	Knowledge of Claims. The Warranties are given subject to the matters in respect of any Warranty (i) disclosed in the Disclosure Schedule (including the schedules and appendices thereof) or (ii) otherwise “Disclosed”, as such term is defined in Schedule 1 herein.

4.8	Survival. The Warranties shall survive for a period of 18 months from the date hereof (“Survival Period”).

SECTION 5

CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

5.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its directors, equity interest holders, officers, employees, agents or Affiliates (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 5 means, (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or other affairs of any Party or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement or any of the other Basic Documents, or the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated or derived from, information set forth in (a). “Confidential Information” does not include information: (i) that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement or any Basic Document, (ii) that was in the possession of the receiving Party prior to the disclosure, if to the knowledge of the receiving Party, the source of the information does not owe confidentiality obligation to the concerned Party, or (iii) that is independently developed by a Party or its Representatives without reference to or reliance on any Confidential Information.

5.2	Exceptions. The provisions of Section 5.1 shall not apply to:

(a)	disclosure of Confidential Information that is permitted by this Agreement or any other Basic Document;

(b)	disclosure by a Party to a Representative or an Affiliate so long as such disclosure is necessary in order for that Party to perform its obligations, or exercise its rights, under this Agreement or any other Basic Document to which it is a party, provided that such Representative or an Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality; or

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

5.3	Publicity. No Party shall make, and each Party shall cause its respective officers, employees, agents and Affiliates and the respective officers, employees or agents of each such Affiliate to not make, any public announcement or comment regarding this Agreement or the transactions contemplated hereby without first consulting with and obtaining the written consent of the other Parties, except to the extent that such announcement or comment is required by law or any regulations governing stock exchanges, pursuant to a court order, by any securities exchange on which securities of such Party or an Affiliate thereof are listed or by any governmental or regulatory body.

SECTION 6

EXPENSES

6.1	Fees and Expenses. All Parties shall bear their own respective expenses incurred in connection with the preparation, execution, negotiation and performance of this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel and accountants.

SECTION 7

INDEMNIFICATION

7.1	Indemnification.

(a)	Sohu Search, Photon and the Company (each, a “Company Indemnifying Party”) shall indemnify, defend and hold harmless the Investor and its Affiliates, officers, directors, agents and employees (each, an “Investor Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, Taxes, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Investor Indemnified Party in any action between the Company Indemnifying Party and the Investor Indemnified Party or between the Investor Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Investor Losses”) resulting from or arising out of any breach by the Company Indemnifying Party of any Company Warranty or any other covenant or agreement in this Agreement or any other Basic Document.

(b)	The Investor shall indemnify, defend and hold harmless Sohu Search, Photon and the Company and their respective Affiliates, officers, directors, agents and employees (each, a “Company Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, Taxes, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Company Indemnified Party in any action between the Investor and the Company Indemnified Party or between the Company Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Company Losses”) resulting from or arising out of any breach by the Investor of any Investor Warranty or any other covenant or agreement in this Agreement or any other Basic Document.

7.2	Breach of Warranties. The amount of any payment to any Company Indemnified Party or Investor Indemnified Party (as the case may be) pursuant to Section 7.1 shall be sufficient to make such Company Indemnified Party or Investor Indemnified Party (as the case may be) whole for any Company Losses or Investor Losses (as the case may be) incurred by it resulting from a breach of a Company Warranty or Investor Warranty (as the case may be). In connection with the indemnification obligation of the Company Indemnifying Party or the Investor (as the case may be) as set forth above, the Company Indemnifying Party or the Investor (as the case may be) shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Company Indemnified Party or Investor Indemnified Party (as the case may be) for all such expenses as they are incurred by such Company Indemnified Party or Investor Indemnified Party (as the case may be).

7.3	Limitation on Liability. Notwithstanding anything herein:

(a)	In no event shall a Company Indemnifying Party or the Investor be liable for any indirect losses or remote, speculative, exemplary, consequential, or punitive damages or damages based on any type of multiples.

(b)	No Company Indemnifying Party or the Investor shall be liable in respect of any claim for any Investor Losses or Company Losses (as the case may be) (or a series of claims arising from substantially similar facts or circumstances) unless and until the amount that would otherwise be recoverable from such Company Indemnifying Party or such the Investor (but for this Section 7.3(b)) in respect of any such claim or series of claims arising from substantially similar facts or circumstances in aggregate exceeds $100,000.

(c)	No Company Indemnifying Party or the Investor shall be liable in respect of a claim for any Investor Losses or Company Losses (as the case may be) unless and until the amount that would be otherwise recoverable from such Company Indemnifying Party or the Investor (but for this Section 7.3(c)) in respect of such claim, when aggregated with any other amount or amounts recoverable from such Company Indemnifying Party or the Investor in respect of other claims (excluding any amounts in respect of a claim for which such Company Indemnifying Party or the Investor has no liability because of Section 7.3(b)), exceeds $1,000,000. In such an event, the Company Indemnifying Party or the Investor (as the case may be) shall be liable for the entire aggregate amount of the Investor Losses or Company Losses (as the case may be) and not just the excess.

(d)	For the avoidance of doubt and notwithstanding any other provision in this Agreement:

(i)	in no circumstance shall the aggregate liability of the Company Indemnifying Parties or the Investor (as the case may be) in respect of all Investor Losses or Company Losses (respectively) resulting from or arising out of:

(x)	any breach by any Company Indemnifying Party of any Fundamental Company Warranties, combined with any liability under Section 7.3(d)(ii)(x), exceed, in respect of (1) the Company, $448,000,000, and in respect of (2) Sohu Search, $240,000,000 and (3) Photon, $64,000,000, provided that the aggregate liability of the Company Indemnifying Parties under this Section 7.3(d)(i)(x) shall not exceed $448,000,000; and

(y)	any breach by the Investor of any Fundamental Investor Warranties, combined with any liability under Section 7.3(d)(ii)(y), exceed $448,000,000; and

(ii)	in no circumstance shall the aggregate liability of Company Indemnifying Parties or the Investor (as the case may be) in respect of all Investor Losses or Company Losses (respectively) resulting from or arising out of:

(x)	any breach by any Company Indemnifying Party of any Non-Fundamental Company Warranties exceed, in respect of (1) the Company, $89,600,000, and in respect of (2) Sohu Search, $48,000,000 and (3) Photon, $12,800,000, provided that the aggregate liability of the Company Indemnifying Parties under this Section 7.3(d)(ii)(x) shall not exceed $89,600,000; and

(y)	any breach by the Investor of any Non-Fundamental Investor Warranties exceed $89,600,000.

(e)	Each Company Indemnified Party and Investor Indemnified Party shall procure and ensure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Company Losses or Investor Losses (respectively) which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

(f)	For the avoidance of doubt, any claim for a breach of a Company Warranty or Investor Warranty shall be qualified by and subject to any relevant disclosure made in the Disclosure Schedule or otherwise “Disclosed”, as such term is defined in Schedule 1 to against on such Warranties.

(g)	In determining Investor Losses or Company Losses (as the case may be) subject to indemnification hereunder, the amount of such Investor Losses or Company Losses shall be calculated taking into account and giving credit against the Investor Losses or the Company Losses, as applicable, any insurance proceeds (or other contribution or payment from any third party) actually received by an Investor Indemnified Party or a Company Indemnified Party, as applicable, (net of any cost and expenses reasonably incurred in receiving such proceeds, contribution or payment and any increase in premium), and the Investor Indemnified Party or the Company Indemnified Party, as applicable, shall use commercially reasonable efforts to pursue and collect any such insurance proceeds, contribution or other payments. The foregoing sentence shall not oblige any Investor Indemnified Party or Company Indemnified Party to procure any insurance policy or to take action which would result in an increase in premiums, a change in coverage or any other adverse change under any insurance policy.

(h)	No Company Indemnified Party or Investor Indemnified Party will be entitled to indemnification with respect to any claim made pursuant to this Section 7 for Company Losses or Investor Losses (as the case may be) unless written notice of a possible claim for indemnification with respect to such Company Losses or Investor Losses (as the case may be) is given by the Party seeking indemnification to the other Party prior to the expiration of the Survival Period.

7.4	Remedies. The indemnity provision set out in this Section 7 shall be the exclusive remedy for any breach of this Agreement or any other Basic Document, or in connection with the matters contemplated hereby or thereby, except (i) for claims of fraud and (ii) that the Parties shall be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by a Party by reason of any breach of obligations contained in this Agreement by the other Parties and each Party hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8

NOTICES

8.1	Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party shall be in writing and delivered by hand delivery, express courier, email, or facsimile to the applicable Party at the address or facsimile number stated below:

if to Sohu Search:	SOHU.COM (SEARCH) LIMITED

Floor 4, Willow House, Cricket Square, P.O. Box
2804, Grand Cayman KY1-1112, Cayman Islands
Email: carol@sohu-inc.com

with a copy to:
Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110

Attention: Timothy B. Bancroft
Facsimile No.: +1-617-574-7568
E-mail: tbancroft@goulstonstorrs.com

if to the Company:	SOGOU INC.

Floor 4, Willow House, Cricket Square, P.O. Box
2804, Grand Cayman KY1-1112, Cayman Islands
Email: xiaochuanwang@sohu-inc.com

with a copy to:	Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110

Attention: Timothy B. Bancroft
Facsimile No.: +1-617-574-7568
E-mail: tbancroft@goulstonstorrs.com

if to the Investor:	THL A21 Limited

c/o Tencent Holdings Limited
Level 29, Three Pacific Place
1 Queen’s Road East
Wanchai, Hong Kong

Attention: Corporate Counsel

Telephone: +852 3148 5100 Ext: 68805
Facsimile: +852 2520 1148
E-mail: richardpu@tencent.com.hk

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, The Hong Kong Club Building,
3A Chater Road, Central,
Hong Kong

Attention: Jeanette K. Chan
Facsimile No.: +852 2840 4300
E-mail: jchan@paulweiss.com

if to Photon:	PHOTON GROUP LIMITED
Floor 4, Willow House, Cricket Square, P.O. Box
2804, Grand Cayman KY1-1112, Cayman Islands
email: liwei@sohu-inc.com

or, as to each Party, at such other address or facsimile number as shall be designated by such Party in a notice to the other Party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section 8.

8.2	Time of Delivery. Any Notice delivered:

(a)	by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)	by email shall be deemed to have been delivered upon confirmation of delivery;

(c)	by prepaid express courier shall be deemed to have been delivered upon delivery by the courier; and

(d)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

8.3	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)	in the case of delivery by email, to prove that the transmission was confirmed as sent by the originating email account to the email address of the recipient, on the date specified; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 9

MISCELLANEOUS

9.1	No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of the Investor’s status as the holder of the Subscribed Shares.

9.2	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

9.3	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.4	Entire Agreement. This Agreement (together with the other Basic Documents) constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

9.5	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable, they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

9.6	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by e-mail (with any attachments in PDF format) or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

9.7	Transfer; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. No Party may transfer or assign its rights or obligations under this Agreement without the prior written consent of each other Party, and any purported transfer or assignment without such consent shall be void ab initio and without effect.

SECTION 10

GOVERNING LAW AND JURISDICTION

10.1	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

10.2	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)	The arbitration shall be conducted in Hong Kong in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement then in effect. There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.2 shall prevail.

(d)	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(e)	Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)	The costs and expenses of the arbitration shall be borne equally by each Party to the dispute, and each Party shall pay its own fees, disbursements and other charges of its counsel.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SOGOU INC.

By:
Name:
Title:

SOHU.COM (SEARCH) LIMITED

By:
Name:
Title:

THL A21 LIMITED

By:
Name:
Title:

PHOTON GROUP LIMITED

By:
Name:
Title:

[Signature Page to Subscription Agreement]

SCHEDULE 1

WARRANTIES

Definitions

In this Schedule 1, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Accounts” means collectively (i) the unaudited consolidated balance sheet of the Company as of December 31, 2012, and the unaudited statements of income and cash flows for the 12-month period ending on such date and the (ii) unaudited consolidated balance sheet of the Company as of June 30, 2013, and the unaudited statements of income and cash flows for the six-month period ending on such date.

“Accounts Receivable” means all accounts or notes receivable held by the Company and any security, claim, remedy or other right related to any of the foregoing.

“Accounts Date” means June 30, 2013.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including without limitation all rights in respect of Contracts, all Intellectual Property, Equipment, but excluding rights in respect of real property.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, which are currently subsisting and effective and which have not been terminated or completed.

“Disclosed” means, in respect of any Warranty, disclosed in: (i) the Disclosure Schedule (including the schedules and appendices thereof), (ii) all matters contemplated in the Basic Documents, (iii) the public filings on the website of (1) the United States Securities and Exchange Commission or EDGAR (Electronic Data-Gathering, Analysis, and Retrieval) or (2) HKExnews, the disclosure site of the Stock Exchange of Hong Kong Limited, or (iv) all matters disclosed on the investor relations section of the websites of Sohu.com Inc. and Tencent ParentCo.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and other tangible assets.

“Government Approval” means any approval, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Government Entity” means any government (foreign or domestic) or any department, agency or instrumentality thereof, including any entity or enterprise owned or Controlled by a government, or a public international organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Intellectual Property” means all letters patent, trademarks, service marks, registered designs, domain names and utility models, copyrights, inventions, Know-how, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Key Employee” with respect to the Group means the following individuals: each member of Sogou Management.

“Know-how” means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information relating thereto.

“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of the Group.

“Material Adverse Effect” affecting a person, means any effect that is materially adverse to the business, conditions (financial or otherwise), prospects, properties or assets of such person.

“Material Contracts” means any contract entered into by any Group Member (as defined in Part B of this Schedule 1) or to which any assets, equity interest or shares of any Group Member are subject to and that:

(a)	was entered into otherwise than in the ordinary course of business or on an arm’s length basis;

(b)	has a total contract value (including an amount being guaranteed, borrowed, loaned or potentially indemnified) greater than or equal to RMB 5,000,000;

(c)	involves obligations (contingent or otherwise) of, or payments in excess of, or equal to, RMB 10,000,000 individually or in the aggregate per annum or that has terms in excess of one (1) year;

(d)	restricts the ability of a Group Member to compete or to conduct or engage in any business or activity or in any territory;

(e)	relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities;

(f)	involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority;

(g)	on which the business of any Group Member is substantially dependent or which is otherwise material to the business of any Group Member;

(h)	involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Encumbrance in excess of or equal to RMB 10,000,000;

(i)	involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business,

(j)	involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration,

(k)	involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than RMB 10,000,000 per annum),

(l)	involves the establishment, contribution to, or operation of a partnership, joint venture, franchise or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person,

(m)	is with any Related Party;

(n)	is with a Governmental Authority or state owned enterprise (except for any agreement or series of related agreements involving payments of less than RMB 10,000,000),

(o)	which are VIE Control Documents; or

(p)	is otherwise material to any Group Member.

“Principal Business” means the provision via personal computers and mobile devices of Internet search services, pinyin input module services, contextual advertising services, online games and web directory services, and such other businesses and activities and investments as may be approved by the shareholders of the Company from time to time in accordance with the Shareholders’ Agreement.

“Proceedings” means any claim, suit, action, arbitration, mediation, investigation, legal action, litigation, prosecution or other legal or administrative proceeding;

“Related Party” means (a) any shareholder who holds more than 10% of the Company and any shareholder of any other Group Member or Subsidiary thereof, (b) any director of any Group Member or any Subsidiary thereof, (c) any officer of any Group Member or any Subsidiary thereof, (d) any Relative of a shareholder, director or officer of any Group Member or any Subsidiary thereof, (e) any Person in which any shareholder or any director of any Group Member or any Subsidiary thereof has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (f) any other Affiliate of any Group Member or any Subsidiary thereof.

“Tax” means any and all applicable tax and taxes (including any value added tax or sales tax, business tax, income tax, stamp or other duty, levy, impost, charge, fee, deduction, or withholding of any nature) imposed, levied, collected or assessed by any Government Entity in the PRC or elsewhere and includes any penalties for late or non-payment of such tax or taxes.

“Tax Return” means all Cayman Islands, Hong Kong and China returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including any related or supporting information or schedule attached thereto) required to be filed (including electronically) with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

“Taxing Authority” means any Government Entity responsible for or having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“US GAAP” means generally accepted accounting principles in the United States of America.

“VIE Control Documents” means the suite of contracts between the wholly-owned subsidiary of the Company and the Company’s “variable interest entity” or the shareholders of such “variable interest entity”, including (1) Exclusive Technology Consulting and Service Agreement dated September 26, 2010 by and among Beijing Sogou Technology Development Co., Ltd. , a wholly-foreign owned enterprise organized and existing under the laws of the PRC and an indirectly wholly-owned subsidiary of the Company (“Sogou Technology”), and Beijing Sogou Information Services Co., Ltd.  (“Sogou Information”), (2) Business Operation Agreement dated September 26, 2010 by and among Sogou Technology, Sogou Information and the shareholders of Sogou Information, (3) Exclusive Equity Interest Purchase Rights Agreement dated September 26, 2010 by and among Sogou Technology, Sogou Information and the shareholders of Sogou Information, (4) Share Pledge Agreement dated September 26, 2010 by and among Sogou Technology (as the pledgee), and the shareholders of Sogou information (as the pledgors), and (5) Loan Agreement dated September 26, 2010 by Sogou Technology and each of the shareholders of Sogou Information.

“Warrantor(s)’ Knowledge” means, (a) where the Investor is providing the Warranty, the actual knowledge of Ms. Sheila Liang, Assistant General Counsel of Tencent ParentCo, after reasonable enquiry, as of the date of this Agreement; and (b) where Sohu Search and the Company are providing the Warranty, the actual knowledge of Mr. Xiaochuan Wang, the Chief Executive Officer of the Company, after reasonable enquiry, as of the date of this Agreement.

Part A – Basic Warranties

All Basic Warranties set out in this Schedule 1 shall be qualified by the Disclosure Schedule prepared by the Party making such Warranty and all matters, actions, interpretations and definitions stipulated or contemplated by this Agreement

Each Party represents and warrants to the other Parties in the terms set forth below.

Fundamental Warranties

1.	It is a company duly incorporated and validly existing and in good standing under the laws of its place of incorporation and has the full power, authority and legal right to own, lease and operate its properties and to carry on its business as now being conducted.

2.	It has the full power, capacity and authority to enter into, execute and deliver this Agreement and the other Basic Documents and to consummate the Transaction, and its execution and delivery of this Agreement and the other Basic Documents and its performance of the Transaction have been duly authorized by all necessary corporate or other action.

3.	Assuming the due authorization, execution and delivery by the other Parties, this Agreement and the other Basic Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

4.	The execution, delivery and performance of this Agreement or the other Basic Documents by it will not: (i) violate any provision of its organizational documents; (ii) save as contemplated by this Agreement, require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority except for any consent, approval, action, filing, or notice the failure to so obtain would not prevent or delay the ability of such Party to consummate the Transaction; or (iii) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting such Party, except for any law, order, writ, injunction or decree, a violation of which would not prevent or delay the ability of such Party to consummate the Transaction.

5.	It is not in or about to enter into receivership or liquidation and no petition has been presented for its winding up and there are no grounds on which such a petition could be based.

6.	No Proceedings are pending or, to the Warrantor(s)’ Knowledge, threatened against it on the date of this Agreement that may challenge, prevent, delay or otherwise interfere with, the consummation of the Transaction.

Non-Fundamental Warranties

7.	The execution, delivery and performance of this Agreement or the other Basic Documents by it will not: (i) save as contemplated by this Agreement, require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any third party (which is not a Governmental Authority) pursuant to any agreement to which it is a party or by which it is bound except for any consent, approval, action, filing, or notice the failure to so obtain would not prevent or delay the ability of such Party to consummate the Transaction or (ii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract to which it is a party or by which it is bound.

Part B – Company Specific Warranties

Sohu Search and the Company hereby jointly and severally represent and warrant to the Investor in the terms set forth below with respect to the Group.

All Company Specific Warranties set out in this Part B of Schedule 1 shall be qualified by the Disclosure Schedule prepared by the Warrantor(s) and all matters, actions, interpretations and definitions stipulated or contemplated by this Agreement.

Corporate Matters – Fundamental Warranties

1.	Each Group Member has been duly incorporated, is validly existing and is in good standing under applicable law and has full power, authority and legal right to own its assets and carry on its business as set out in its respective business licenses, except where the failure to have such power and authority would not be material; and (b) no Group Member has stopped or suspended paying its debts as they fall due except where the failure to do so would not be material, is in or about to enter into receivership, liquidation or any other voluntary arrangement or compromise or other arrangement with its creditors in the context of impending receivership or liquidation and, to the Warrantor(s)’ Knowledge, no petition has been presented for the winding up of any Group Member and there are no grounds on which such a petition could be based.

2.	There are (a) no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from any Group Member of any shares in the equity capital or registered capital of any Group Member or any securities convertible into or ultimately exchangeable or exercisable for any shares equity capital or registered capital of any Group Member, and (b) no shares in the equity capital or registered capital of any Group Member, or other shares issuable by any Group Member, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of any Group Member or any other Person), pursuant to any agreement or commitment of any Group Member.

3.	The execution, delivery and performance of this Agreement or the other Basic Documents by the Group Member will not:

(a)	violate any provision of the organizational documents of any Group Member;

(b)	except as contemplated by this Agreement, require any Group Member(s) to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority, except for any consent, approval, action, filing, or notice the failure to so obtain would not prevent or delay the ability of any Group Member(s) to consummate the Transaction or any consent, approval, action, filing or notice that does not relate to a Group Member; or

(c)	violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting a Group Member, except for any law, rule, regulation, order, writ, injunction or decree, a violation of which would not prevent or delay the ability of any Group Member(s) to consummate the Transaction.

4.	Each Group Member has complied with all relevant corporate procedures which are required under the laws of the relevant jurisdiction for the purposes of maintaining a corporate entity in such relevant jurisdiction, including without limitation, the submission of all necessary filings and notices to any Government Authorities, except where the failure to comply would not be material.

5.	Part B of Schedule 2 sets out a true, complete and correct illustration in all material respects of the corporate structure of the Group and a true, complete and correct description in all material respects of the share capital and ownership (on a fully diluted basis) of the Group as of the date of this Agreement before Completion. Part C of Schedule 2 sets out a true, complete and correct illustration in all material respects of the corporate structure of the Group and a true, complete and correct description in all material respects of the share capital and ownership (on a fully diluted basis) of the Group as of the date of this Agreement after Completion. No Group Member has any direct or indirect equity interest in any other entity as of the date of this Agreement before and after Completion other than as set out in Part B of Schedule 2 or Part C of Schedule 2 (as applicable).

6.	The descriptions of the Equity Securities and the other descriptions of the Company, BVICo, HKCo-1, HKCo-2, WFOE-1, WFOE-2 and Sogou OpCo set forth in Part A of Schedule 2 to this Agreement are true and accurate, and such Equity Securities, have been duly authorized, validly issued, fully paid and non-assessable and, in the case of a Group Member other than the Company, are free from any and all Encumbrances.

7.	Upon Completion there shall not be any authorized or outstanding Equity Securities of the Company except those shares as set out in Part A of Schedule 2.

8.	All presently outstanding Equity Securities of each Group Member have been duly and validly issued in compliance with all applicable laws. All Equity Securities of each Group Member (other than the Company) are free and clear of any Encumbrances. Except as required for the Transaction, there are no (i) resolutions pending to increase the share capital of any Group Member or cause the liquidation, winding up, or dissolution of any Group Member or (ii) dividends which have accrued or been declared but are unpaid by any Group Member.

9.	The Subscribed Shares will have the rights as stated in the Restated Charter, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non assessable, and will be free from any Encumbrances.

Corporate Matters – Non-Fundamental Warranties

10.	There are no agreements outstanding which grant the right to any person to require the creation of any Encumbrance over any part of the equity interest of any Group Member other than the Company and, to the Warrantor(s)’ Knowledge, there are no agreements outstanding which grant the right to any person to require the creation of any Encumbrance over any part of the equity interest of the Company.

11.	The execution, delivery and performance of this Agreement or the other Basic Documents by the Group Member will not:

(a)	except as contemplated by this Agreement, require any Group Member(s) to obtain any consent, approval or action of, or make any filing with or give any notice to, any third party (that is not a Governmental Authority) pursuant to any agreement to which a Group Member is a party or by which a Group Member is bound, except for any consent, approval, action, filing, or notice the failure to so obtain would not prevent or delay the ability of any Group Member(s) to consummate the Transaction or any consent, approval, action, filing or notice that does not relate to a Group Member; or

(b)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which a Group Member is a party or by which a Group Member is bound (except for any breach or violation which would not prevent or delay the ability of any Group Member(s) to consummate the Transaction).

12.	All available registers and the minute books of directors’ and members’ meetings of each Group Member up to and including August 2013 are up to date, and contain true, and accurate records in all material respects of all matters required to be dealt with therein and under the laws of the relevant jurisdiction.

13.	Except for HKCo-1, HKCo-2, WFOE-1, WFOE-2 and Sogou OpCo, the Company does not own any Equity Securities of, or other direct or indirect interest of any kind in, any other Person, and WFOE-1 or WFOE-2 do not own any Equity Securities of, or other direct or indirect interest of any kind in, any other Person (except for Sogou OpCo in relation to WFOE-1).

14.	No Group Member’s Contracts relating to its Equity Securities provides for acceleration of vesting or lapse of a repurchase right or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events.

15.	Chor Woon Carol YU holds a proxy (the “Proxy”) permitting her to vote on behalf of all current and former employees of the Company who hold ordinary shares in the share capital of the Company, other than the members of Sogou Management, and the Proxy is valid, legal, binding and remains effective on the date hereof. The terms of the Proxy are as set out in the forms as Disclosed by the Company and Sohu Search to the Investor.

Taxation

16.	Each Group Member has on a timely basis made all material returns for taxation purposes which it is obliged to make and all such returns and other information supplied to the relevant tax authority in the relevant jurisdiction are true, accurate and complete in all material respects and have been prepared in accordance with all applicable laws.

17.	There are no outstanding claims, assessments (including penalty or interest claims) in respect of taxation except for claims or assessments which, individually or in the aggregate, would not be material.

18.	The Group is not subject to any dispute with the relevant tax authority of any jurisdiction, except for disputes which, individually or in the aggregate, would not be material.

19.	Each Group Member has paid all taxes for which it is liable from the date of its incorporation onwards on the relevant due dates, except for taxes as to which failure to pay would not, individually or in the aggregate, reasonably be likely to have a material effect.

Assets and Properties

20.	Each Group Member has good and marketable title, free and clear of all Encumbrances, to all of the owned properties and assets, real and personal, tangible or intangible, that are reflected as owned by such Group Member on the Accounts (the “Assets”). The Assets are not affected by, nor the subject of, any disputes, except for any disputes which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Contracts and Transactions

21.	Each Material Contract of the Group is valid and binding on the Group Member and, to the Warrantor(s)’ Knowledge, on the other party or parties thereto, and has been duly authorized, executed and delivered by the Group Member and by each other party thereto and constitutes the valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms. Each Material Contract has been duly authorized, executed and delivered by such Group Member, constitutes the valid and binding obligation of such Group Member enforceable against it and to the Warrantor(s)’ Knowledge, constitutes the valid and binding obligation of such other party enforceable against such other party in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency reorganization, moratorium or similar laws affecting creditors’ rights generally. As of the date of this Agreement, with respect to the Material Contracts, no Group Member has received notice of any uncured or unwaived material default by the Group or, to the Warrantor(s)’ Knowledge, by any other party or parties thereto.

22.	No Group Member is in the course of negotiating any Contract that, if entered into, would be a Material Contract. No Group Member is a party to any contract made orally that would be a Material Contract or that is otherwise material to the Group, taken as a whole.

23.	None of Material Contracts to which any Group Member is a party or by which it is bound contains any provisions whereby the execution and / or performance of this Agreement and / or a change in the ownership, control or management of the Group will cause a termination or a default under such agreements.

24.	Except as contemplated under the Transaction and under the Basic Documents, there are no Contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any Related Party on the other hand. No Related Party is indebted to any Group Member, nor is such Group Member indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

25.	No Group Member has retained and to the Warrantor(s)’ Knowledge, no other Person has retained on behalf of any Group Member, any investment banker, broker, or finder and there are no fees or charges due or payable to third parties in connection with the Transaction.

26.	To the Warrantor(s)’ Knowledge, each Group Member has carried on its business in compliance with all applicable laws and regulations in the relevant jurisdictions in all material respects. To the Warrantor(s)’ Knowledge, there are no pending or on-going inquiries or investigations by any Governmental Authority in respect of any Group Member which may have a material adverse effect and no such inquiry or investigations have been threatened.

27.	There are no Contracts which restrict the ability of any Group Member to conduct any type of business anywhere in the world.

Licenses and Compliance with laws

28.	Each Group Member has obtained all licenses, approvals, permits, consents and registrations necessary for the carrying on of its business as currently conducted (including the applicable Governmental Authority covering the franchise areas in which the respective Group Member operates internet search engine services) except where the failure to obtain such licenses, approvals, permits, consents or registrations would not have a Material Adverse Effect on such Group Member. True and accurate copies of all material licenses of the Group have been made available for inspection and all such material licenses are in full force and effect.

29.	No approval from any Governmental Authority is required on the part of any Group Member on or prior to Completion with its valid execution, delivery or performance of the Transaction or the Basic Documents (only to the extent such Group Member is a party to a Basic Document).

30.	Each Group Member has obtained any and all Government Approvals required to be obtained on or prior to the Completion and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary in respect of the Group Members and their operations. All such filings and registrations with applicable Governmental Authorities required in respect of the Group Members, including but not limited to the registrations with the following Governmental Authorities of the PRC: the Ministry of Commerce (or any predecessors), the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, the Ministry of Industry and Information Technology, the Ministry of Culture, the General Administration for Press and Publication, the State Administration for Radio, Film and Television, tax bureau, customs authorities and the local counterparts of each of such Governmental Authorities, as applicable, have been duly completed in accordance with applicable laws. No Group Member has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Government Approval issued to it or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Member. Each Group Member has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in material compliance with all relevant laws and Governmental Orders. No Group Member has reason to believe that any authorization of any Governmental Authority, license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

31.	Each entity within the Group incorporated within China (“Relevant PRC Subsidiary”) has obtained any material certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under PRC laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it, and believes it can obtain, without undue burden or expense, any such Foreign Exchange Authorization for the conduct of foreign exchange transactions as planned to be conducted. All existing Foreign Exchange Authorizations held by each Relevant PRC Subsidiary are valid, and no Relevant PRC Subsidiary is in default in any material respect under any such Foreign Exchange Authorization.

32.	Each Group Member has been and is in compliance with all Governmental Orders (including without limitation all laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions) in all material respects that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties.

Intellectual Property Rights

33.	The Group owns or has the right to use all patents, copyrights, trademarks, designs, business names or other registrable or unregistrable intellectual property rights (the “Intellectual Property Rights”) used in connection with its business. Each Group Member has all Intellectual Property Rights required for its business as currently conducted and as contemplated to be conducted.

34.	None of the Intellectual Property of any Group Member has been wrongfully or unlawfully acquired by it.

35.	True and accurate copies of all licenses granted to or by each Group Member in respect of any Intellectual Property Rights (the “IP Licenses”) which are Material Contracts have been provided by the Warrantor(s) to the other Parties. Except as provided in the IP Licenses, no Group Member is obligated to pay any royalties or other payments to any Person in respect of Intellectual Property used by the Group. No Group Member is in breach of any IP License or of any agreement under which any confidential business information was or is to be made available to it.

36.	All rights in all Intellectual Property owned or otherwise required for the business of each Group Member as currently conducted or contemplated to be conducted are vested in or validly granted to such Group Member and except as Disclosed in relation to paragraph 35 above are not subject to any limit as to time or any other limitation, right of termination (including on any change in the underlying ownership or control of any Group Member) or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

37.	No Group Member is a party to any confidentiality or other agreement or subject to any duty which restricts the free use or disclosure, or requires disclosure, of business information owned by or required for its business.

38.	No Group Member has granted, nor is obliged to grant, any license, sub-license or assignment in respect of any Intellectual Property owned or otherwise required for its business, and has not disclosed nor is obliged to disclose any Know-how required for its business to any Person, other than its employees for the purpose of carrying on its business. There are no restrictions on the right of any Group Member to license or sub-license any Intellectual Property owned by it.

39.	(a) To the Warrantor(s)’ Knowledge, there has been no actual or alleged material infringement of any of Intellectual Property Rights of or by any Group Member; and (b) the Group’s Intellectual Property, and the validity or subsistence of the Group’s right, title and interest therein, is not subject of any current, pending or, to the Warrantor(s)’ Knowledge, threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and has not during the period of one year prior to Completion been the subject of any material challenge, claim or proceeding, and, to the Warrantor(s)’ Knowledge, there are no facts or matters which might give rise to any such challenge, claim or proceedings.

40.	Each Group Member has taken all reasonable steps open to it to preserve its Intellectual Property. All renewal fees regarding its Intellectual Property due on or before Completion have been paid in full, except where the failure to pay such fees is not material.

41.	To the Warrantor(s)’ Knowledge, the carrying on of the Group’s business or businesses as presently constituted does not, save as set forth in the Disclosure Schedule, require any licenses or consents from, or the making of royalty or similar payments to, any third party in relation to such third party’s Intellectual Property. To the Warrantor(s)’ Knowledge, no Group Member uses or needs to use any processes and is not engaged in any activities which infringe any Intellectual Property belonging to any third party where such infringement is in respect of a claim for an amount of RMB 10 million or greater. To the Warrantor(s)’ Knowledge, no Group Member has within the period of one year preceding Completion used any Intellectual Property in a manner which has infringed or infringes the Intellectual Property rights of a third party where such infringement is in respect of a claim for an amount of RMB 10 million or greater.

42.	No Group Member has applications to register any Intellectual Property which are not being pursued with all reasonable due diligence and speed.

43.	All employees of the Group have entered into a standard confidentiality and non-competition agreements. To the Warrantor(s)’ Knowledge, none of these employees are in breach of such agreements. To Warrantor(s)’ Knowledge, none of the Group’s employees is obligated under any Contract, or subject to any judgment, decree or order of any Governmental Authority, that would interfere with the use of his or her best efforts to promote the interests of the Group or that would conflict with the Group’s businesses as proposed to be conducted. Neither the execution or delivery of this Agreement or any Basic Document, nor the carrying on of the Group’s businesses by the Group’s employees, nor the conduct of the Group’s businesses as proposed, will, to the Warrantor(s)’ Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

Real Property

44.	The real properties of the Group (together, the “Real Property”) comprise all the land, buildings and premises (as well as the fixtures attached thereto) currently owned, occupied or used by the Group or with respect to which the Group has any estate, interest, right or title. The Group has proper legal title to the land use rights and building ownership rights with respect to the Real Property (including possession of the land use rights certificates and building ownerships certificates) and is, subject to compliance with all applicable laws of Hong Kong and the PRC, entitled to transfer, sell, mortgage or otherwise dispose of the Real Property and there are no occupancy rights or Encumbrances in favor of third parties affecting it.

45.	All leases pursuant to which a Group Member, as lessee, leases real or personal property are valid and binding on such Group Member and, to the Warrantor(s)’ Knowledge, on the other parties thereto and neither the Group Member nor, to the Warrantor(s)’ Knowledge, any other party thereto, is in material default thereunder. There are no leases, subleases or licenses granting to any person other than a Group Member any right to the possession, use, occupancy or enjoyment of the real property owned or leased by the Group, or any portion thereof, other than as made in the normal course of the Group’s business.

Accounts

46.	The Company has made available or delivered to the Investors copies of the Accounts. The Accounts (i) have been prepared in accordance with the books and records of the Group and in accordance with US GAAP, applied on a consistent basis, and (ii) fairly present, in all material respects, the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein.

47.	No Group Member has any obligation or liability other than: (i) liabilities reflected or reserved against in the Accounts, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Accounts Date, (iii) liabilities incurred pursuant to Contracts to which any Group Member is a party, (iv) liabilities with respect to or relating to any matters which are disclosed anywhere in the Disclosure Schedule of the Company, and (v) liabilities which are not, individually or in the aggregate, material in amount.

48.	The Accounts Receivable reflected on the Accounts and the Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. The reserve for bad debts shown in the Accounts or, with respect to Accounts Receivable arising after the Accounts Date, on the accounting records of the Principal Business have been determined in accordance with US GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

49.	Since the Accounts Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Member has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Member:

(a)	any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)	any waiver, termination, settlement or compromise of a valuable right or of a debt;

(c)	any incurrence, creation, assumption, repayment, satisfaction, or discharge of(i) any material Encumbrance or (ii) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any material investment or capital contribution (which shall include, without limitation, any investment or capital contribution in an amount greater than or equal to (in any single or series of related transactions) RMB 10,000,000);

(d)	any amendment to any Material Contract, any entering of any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any constitutive document of any Group Member, or any indication of any intention to amend, enter into or terminate any Material Contract, or any amendment to or waiver under any constitutive document of any Group Member;

(e)	any employment, termination of employment, or material change in any compensation arrangement or agreement with any Key Employee of any Group Member (which shall include, without limitation, any change by more than ten percent (10%) of the aggregate annual compensation due to any Key Employee);

(f)	any declaration, setting aside or payment or other distribution in respect of any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(g)	any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Member (which shall include, without limitation, any damage, destruction or loss in an aggregate amount greater than or equal to RMB 10,000,000);

(h)	any material change in accounting methods or practices or any revaluation of any of its assets;

(i)	(except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(j)	any commencement or settlement of any material Proceedings; or

(k)	any agreement or commitment to do any of the things described in this paragraph 49 of Part B of Schedule 1.

Insurance

50.	All Assets of the Group that are of an insurable nature have at all times been and are insured in commercially reasonable amounts. Nothing has been done or omitted to be done by or on behalf of any Group Member which would make any policy of insurance void or voidable or enable the insurers to avoid the same; there is no claim outstanding under any such policy; and there are no facts or circumstances likely to give rise to such a claim or result in an increased rate of premium. All premiums due and payable by any member of the Group in respect of the above insurances have been paid in full.

51.	No Group Member has suffered any uninsured losses or waived any rights or claims of material or substantial value with respect to any policy of insurance or allowed any insurance to lapse.

52.	No claim under any policy of insurance taken out in connection with the business or assets of any Group Member is outstanding and there are no facts or circumstances likely to give rise to such a claim.

Employee and Labor Relations

53.	Each Group Member has conducted, and conducts, the Principal Business with respect to its employees in a manner that complies, in all material respects, with all applicable laws relating to employment and employment practices, terms and conditions of employment, immigration and wages and hours, including any such laws respecting employment discrimination, employee classification, workers’ compensation family and medical leave, and occupational safety and health and workers’ compensation requirements; no proceedings are pending or threatened with respect to the employees under such laws or the employment of the employees, including breach of contract, wrongful termination, intentional infliction of emotional distress, invasion of privacy or other torts or workers’ compensation, and there have been no such proceedings during the last two years. There are no current employee claims.

54.	There has not been in the last two years any strike, slowdown, work stoppage or lockout involving the Principal Business. There are no current employee claims.

55.	No Group Member is, or has been during the last two years, a party to or bound by any collective bargaining agreement. There are no labor unions or other organizations representing, purporting to represent or attempting to represent any of the employees and there has not been in the last two years any such representation or attempted representation.

56.	Except as Disclosed, no Group Member is a party to, or has issued any shares or options over any shares to any of its employees pursuant to, any plan providing incentives to any of its employees involving securities or which are securities based, in which any employees can participate, including share option plans, long term incentive plans, restricted share plans and share incentive plans.

57.	The Disclosure Schedule prepared by the Group identifies all material employee benefit arrangements.

Litigation

58.	No Group Member is involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any Proceedings before any tribunal and no such Proceedings are threatened in writing or pending, except for matters that are not material.

59.	There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against any Group Member and no distress, execution or process has been levied on any part of its business or assets.

Indebtedness

60.	Details of the Group’s indebtedness (other than payables incurred in the ordinary course of business) as at the end of the calendar month preceding the date of this Agreement are set out in the Disclosure Schedule.

Part C – Investor Specific Warranties

The Investor represents and warrants to Sohu Search and the Company that the representations and warranties set forth in this Part C of Schedule 1 are true as of the date hereof:

Intellectual Property Rights

1.	Tencent ParentCo owns or has the right to use the Contributed IP.

2.	None of the Contributed IP has been wrongfully or unlawfully acquired by Tencent ParentCo.

3.	True and accurate copies of all licenses in respect of the Contributed IP (the “Contributed IP Licenses”) have been provided by the Investor to the Company and Sohu Search. Except as provided in the Contributed IP Licenses, Tencent ParentCo is not obligated to pay any royalties or other payments to any Person in respect of the Contributed IP. Tencent ParentCo is not in breach of any of the Contributed IP Licenses.

4.	All rights in respect of the Contributed IP are owned and vested in or validly granted to Tencent ParentCo and except as Disclosed in relation to paragraph 3 above are not subject to any limit as to time or any other limitation, right of termination (including on any change in the underlying ownership or control of Tencent ParentCo) or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

5.	(a) To the Warrantor(s)’ Knowledge, there has been no actual or alleged material infringement of any of rights in respect of the Contributed IP of or by Tencent ParentCo; and (b) the Contributed IP, and the validity or subsistence of Tencent ParentCo ’s right, title and interest therein, is not subject of any current, pending or, to the Warrantor(s)’ Knowledge, threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and has not during the period of one year prior to Completion been the subject of any material challenge, claim or proceeding, and, to the Warrantor(s)’ Knowledge, there are no facts or matters which might give rise to any such challenge, claim or proceedings.

6.	Tencent ParentCo has taken all reasonable steps open to it to preserve its rights in relation to the Contributed IP. All renewal fees regarding the Contributed IP due on or before Completion have been paid in full, except where the failure to pay such fees is not material.

Structure

7.	Part A of Schedule 2 (in relation to the Investor only) sets out a true, complete and correct illustration of the corporate details of the Investor and a true, complete and correct description of the share capital and ownership of the Investor as of the date of this Agreement.

Subscribed Shares

8.	The Subscribed Shares to be acquired pursuant to this Agreement will be acquired by the Investor for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

9.	The Investor understands that the Subscribed Shares are characterized as “restricted securities” under U.S. federal securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances. The Investor further represents that it is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

10.	The Investor is (i) subscribing for the Subscribed Shares outside the United States in reliance on an exemption from the registration requirements of U.S. federal and state securities laws under Regulation S under the Act or (ii) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Act, as presently in effect, under the Act.

11.	There are no restrictions under the laws of the jurisdiction where the Investor is incorporated that would prevent the Investor from subscribing to the Subscribed Shares.